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Contract for Consulting Services

Tradeshow Marketing Company Ltd.

May 12, 2005

John Kirk

President

EXCEL RELATIONS

1705 1050 Burrard St.

Vancouver, BC V6Z 2S3

info@excelrelations.com/ (604) 657-9040 / (604) 632-1607 (f)

CONSULTING AGREEMENT

Agreement made this 12th day of May, 2005, between Tradeshow Marketing Company Ltd. (TSHO) with offices at Vancouver, Canada and EXCEL RELATIONS (EXCEL) having offices in Vancouver, BC:

In consideration of the mutual promises contained in this Agreement, the contracting parties agree as follows:

Recitals:

TSHO desires to engage the services of EXCEL to perform consulting services regarding the shareholder communications of Tradeshow Marketing Company Ltd. (TSHO).

EXCEL desires to consult with the Board of Directors, the Officers of TSHO, and certain administrative staff members of TSHO, and to undertake for the Corporation consultation as to the operation and management the shareholder communications of TSHO.

AGREEMENT

Term

1.
The respective duties and obligations of the contracting party shall be for a period of three (12) months commencing on the date first appearing above. This Agreement may be terminated by either party at any time upon three (3) months prior written notice or earlier pursuant to the provisions set forth below in Section 6 below.

Services Provided by Consultant

2.
EXCEL will provide consulting services in connection with TSHO’s shareholder communications. At no time shall EXCEL provide services which would require EXCEL to be registered or licensed with any federal or Province regulatory body or self-regulating agency. EXCEL will provide such services in the manner EXCEL reasonably believes will accomplish the goals of TSHO. EXCEL agrees to provide fair disclosure of compensation in any publication or distribution of information made on TSHO’s behalf in accordance with existing governmental regulations. EXCEL will devote such amount of time and effort necessary to accomplish the services required. However, there is no requirement that EXCEL devote a certain amount of time or effort hereunder. During the term of this Agreement, EXCEL will provide certain administrative and management services to TSHO, including but not necessarily limited to the following:

(a)	Consult with TSHO as to methods and procedures to build shareholder base and provide shareholder and investor communications.
(b)	Advise TSHO and provide assistance in development of shareholder base and shareholder communications;

TSHO agrees to support EXCEL in developing and building the shareholder base including, but not necessarily limited to the following:
(1)	Providing EXCEL with information and news as required to build and retain the shareholder base.
(2)	Providing support as needed for EXCEL to fulfill the terms of the contract as approved by TSHO.

Compensation

3.	Upon execution of this Agreement, EXCEL shall be compensated with $5,000 USD cash per month until termination of this contract in accordance with section 6 titled Termination.

Representations of Corporation

4.
(a) TSHO, upon entering this Agreement, hereby warrants and guarantees to EXCEL that all Statements, either written or oral, made by TSHO to EXCEL are true and accurate, and contain no misstatements of material fact. TSHO acknowledges that the information it delivers to EXCEL will be used by the EXCEL in preparing materials regarding TSHO’s business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 5, below, TSHO shall hold harmless EXCEL from any and all errors, omissions, misstatements, negligent or intentional misrepresentations, in connection with all information furnished by TSHO to EXCEL, in accordance with and pursuant to the terms and conditions of this Agreement for whatever purpose or purposes EXCEL sees fit to use said information. TSHO further represents and warrants that as to all matters set forth within this Agreement and involving the corporate business affairs and the sale of securities, TSHO has had independent legal counsel and will continue to maintain independent legal counsel to advise TSHO, of all matters concerning, but not necessarily limited to, corporate law, corporate relations, investor relations, all manners concerning and in connection with TSHO’s, activities regarding the Securities Acts of 1933 and 1934, and Province Blue Sky or Securities laws. EXCEL, has no responsibility to obtain or render legal advice in connection with the sale of securities. All legal, regulatory or licensing matters as related to the corporate sale of securities are the responsibility of TSHO, and its counsel.

Limited Liability

5.
With regard to the services to be performed by EXCEL, pursuant to the terms of this Agreement, EXCEL shall not be liable to TSHO, or to anyone who may claim any right due to any relationship with TSHO or any acts or omissions in the performance of services on the part of EXCEL, or on the part of the agents or employees of EXCEL, except when said acts or omissions of EXCEL are due to its willful misconduct or culpable negligence.

Termination

6.	Either party may terminate this Agreement at any time after three (3) months written notice thereof.

In the event that this contract is terminated by either party, the Termination does not relieve TSHO of the obligation to pay amounts due and owing to EXCEL accrued up to the effective date of termination, nor prejudice any cause of action or claim of either party accrued, or to accrue, on account of the breach or default of the other party.

Notices

7.
All notices to be sent pursuant to the terms and conditions of this Agreement, or other documents under this agreement shall be in writing and delivered personally, or by certified mail, return receipt requested, postage pre-paid, addressed to either TSHO or EXCEL at the address set forth as follow or at such other address as may be provided to the notifying party:

As to EXCEL:  EXCEL, 1705 1050 Burrard St., Vancouver, BC V6Z 2S3

As to TSHO:  TSHO, Box 137,2498 W. 41st Ave., Vancouver, BC, Canada

Trade Secrets

8.
TSHO, acknowledges and agrees that any confidential information is proprietary to and a valuable trade secret of EXCEL and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to EXCEL. The parties hereto agree that all such information conveyed to TSHO, regarding the operations and services of EXCEL constitutes a trade secret as defined by British Columbia Province. 688.002(4) and shall be afforded the protections provided by British Columbia’s Uniform trade Secrets Act or any other applicable laws.

Attorneys’ Fees

9.
In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorneys’ fees, expenses and suit costs, including those associated within the appellate or post judgment collection proceedings.

Governing Law

10.	This Agreement shall be construed under and in accordance with the laws of the
Province of British Columbia, and all obligations of the parties created under it are performed in Vancouver, British Columbia. In any controversy arising out of this Agreement, venue for said proceeding shall be in Vancouver, British Columbia.

Parties Bound

11.
This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrations, legal representatives, successors, and assigns when permitted by this Agreement.

Legal Construction

12.
In case of any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

Prior Agreements Superseded

13.
This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all parties hereto.

Multiple Copies or Counterparts of Agreement

14.
The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties’signatures are not delivered.

Headings

15.	Headings used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.

IN WITNESS WHEREOF, the parties have set their hands and seal as of the date written below.

Consultant: Excel Relations	CLIENT: Tradeshow Marketing Company Ltd.
/s/ John Kirk	/s/ Bruce Kirk
John Kirk	Bruce Kirk
Title: President	Title: President & Chairman
Date: May 12, 2005	Date: May 12, 2005